Exhibit 3.1

THIRD AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

AG&E HOLDINGS INC.

THIS THIRD AMENDMENT TO AMENDED AND RESTATED BYLAWS OF AG&E HOLDINGS INC., was approved on the 30th day of November, 2016, at a duly called meeting of the Board of Directors of AG&E Holdings Inc.

The amended and restated bylaws (as previously amended) are amended as set forth below. All Articles and/or Sections of the amended and restated bylaws not referenced herein remain unchanged. The amendments are as follows:

1.	Article II, “Shareholders,” Section 2, “Special Meetings.” This section is deleted in its entirety and replaced with the following:

“SECTION 2. Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board, President, the Board of Directors, or by a shareholder or shareholders holding not less than one-fifth of all of the outstanding shares of the Corporation entitled to vote on the matter for which the meeting is called.

To be properly brought before the special meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the special meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the special meeting by a shareholder (or shareholders) of the Corporation holding sufficient shares to call a special meeting as provided in the first paragraph of this Section 2 and (i) being shareholder(s) of record on the record date for the determination of shareholders entitled to vote at such special meeting, on the date such shareholder(s) provide(s) timely notice to the Corporation as provided herein and on the date of the special meeting, and (ii) complying with the notice procedures set forth in this Section 2. In addition to any other applicable requirements, for business to be properly brought by a shareholder before a special meeting, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to and received at the principal office of the Corporation, in the case of a special meeting of shareholders, not earlier than sixty (60) days nor later than ninety (90) days prior to the date of the special meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to be brought before the special meeting (i) a brief description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially and of record owned by the shareholder and (iv) any material interest of the shareholder in such business.

Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a special meeting except in accordance with the procedures set forth in this Section 2.

The Chairman of a special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2, and if he should so determine, he shall so declare to the meeting and such business not properly brought before the meeting shall not be transacted.”

2.	Article II, “Shareholders,” Section 4, “Notice of Meeting.” This section is deleted in its entirety and replaced with the following:

“SECTION 4. Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days (or in a case involving a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty (20) days) nor more than sixty (60) days before the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the officer or persons calling the meeting, to each shareholder of record entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his address as it appears on the records of the Corporation, with postage thereon prepaid.”

3.	Article III, “Board of Directors,” Section 1, “General Powers and Duties.” This section is deleted in its entirety and replaced with the following:

“SECTION 1. General Powers and Duties. The property, business and affairs of the Corporation shall be managed by its Board of Directors; and the Board of Directors may exercise all such powers of the Corporation as are not either by law, or by the Articles of Incorporation, as amended, or by these bylaws, directed or required to be exercised by the shareholders. The Board shall elect a Chairman of the Board, who shall, when present, preside at all meetings of the Shareholders and at meetings of the Board of Directors. In the absence or disability of the Chairman of the Board of Directors, the President, if a member of the Board of Directors, shall perform such duties. In the absence of both the Chairman of the Board of Directors and the President (if the President is a member of the Board of Directors), the members of the Board of Directors who are present shall appoint one of such present members to preside at such meeting.”

4.	Article III, “Board of Directors,” Section 6, “Regular Meetings.” This section is deleted in its entirety and replaced with the following:

“SECTION 6. Regular Meetings. The regular annual meeting of the Board of Directors shall be held without other notice than this bylaw at the principal office of the Corporation in the City of Chicago, State of Illinois, or any other location specified by the majority of the members of the Board of Directors, as promptly as possible after the annual meeting of shareholders in each year.

The Board of Directors may provide, by resolution, the time and place either, within or without the State of Illinois, for the holding of additional regular meetings without notice other than such resolution.”

5.	Article III, “Board of Directors,” Section 7, “Special Meetings.” This section is deleted in its entirety and replaced with the following:

“SECTION 7. Special Meetings. Special meetings of the Board of Directors may be held at any time on the call of the Chairman of the Board of Directors or the President or at the request in writing of any three (3) directors. Special meetings of the Board of Directors may be held at such place, either within or without the State of Illinois, as shall be specified or fixed in the call for such meeting or notice thereof.”

6.	Article III, “Board of Directors,” Section 8, “Notice of Special Meetings.” This section is deleted in its entirety and replaced with the following:

“SECTION 8. Notice of Special Meetings. Notice of each special meeting shall be, by or at the direction of the Secretary: (i) mailed to each director at his residence or usual place of business at least three (3) days before the day on which the meeting is to be held; or (ii) sent to him by facsimile transmission, by electronic mail to an email address regularly used by each director, or delivered personally, at least two (2) days before the day on which the meeting is to be held. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. If notice is given by electronic mail, such notice shall be deemed to be delivered if no “message send failure” or similar electronic message is received by the sender. If notice is given by facsimile transmission, such notice shall be deemed to be delivered when confirmation of transmission is received. If the Secretary shall fail or refuse to give any such notice, then notice may be given by the officer or any one of the directors making the call.

For purposes of dealing with an emergency situation, as conclusively determined by the directors or officer calling the meeting, notice may be given by electronic mail, in person, by facsimile transmission, by telephone or wireless, or by any other means that reasonably may be expected to provide similar notice, not less than two (2) hours prior to the meeting. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer or directors calling the meeting.

Notice may be waived in writing by any director, either before or after the meeting. Any meeting of the Board of Directors shall be a legal meeting without any notice thereof having been given if all directors shall be present thereat.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.”

7.	Article IV, “Officers.” This article is deleted in its entirety and replaced with the following:

“SECTION 1. Number. The officers of the Corporation shall consist of a President, an Executive Vice President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer and such other officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article IV. The Board of Directors may elect, from time to time, to have any two or more of the aforementioned offices held by the same person.

SECTION 2. Election, Term of Office and Qualifications. Except as otherwise provided for herein, the officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after the annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as the same can conveniently be held. Each officer, except such officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article IV, shall hold his office until his successor shall have been duly elected and shall have qualified or until his death, resignation or removal. The President shall be and remain a member of the Board of Directors. None of the other officers need be members of the Board of Directors.

SECTION 3. Subordinate Officers. The Board of Directors may elect or appoint an Executive Vice President, Comptroller, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other subordinate officers and agents as the Board of Directors may determine, to hold office for such period and with such authority and to perform such duties as may be prescribed by the bylaws or as the Board of Directors may from time to time determine. The Board of Directors may, by resolution, empower the President to appoint any such subordinate officers or agents.

SECTION 4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 5. Removal. Any of the officers designated in Section 1 of this Article IV may be removed by the Board of Directors, whenever in its judgment the best interests of the Corporation will be served thereby, by the vote of a majority of the total number of directors as at the time specified by the bylaws. Any subordinate officer elected or appointed in accordance with Section 3 of this Article IV may be removed by the Board of Directors for like reason by a majority vote of the directors present at any meeting, a quorum being present, or by the President or by an officer upon whom such power of removal has been conferred in these bylaws or by resolution of the Board of Directors.

SECTION 6. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled for the unexpired portion of the term in the same manner in which an officer to fill said office may be chosen pursuant to Section 2 or 3 of this Article IV, as the case may be.

SECTION 7. Bonds. If the Board of Directors shall so require, the Treasurer or any other officer or agent of the Corporation shall give bond to the Corporation in such amount and with such surety as the Board of Directors may deem sufficient, conditioned upon the faithful performance of their respective duties and offices.

SECTION 8. President. The President shall be the Chief Executive Officer of the Corporation and shall have the active management of, and exercise general supervision over, the business and affairs of the Corporation and over its several officers including the appointment and discharge of all officers of the Corporation. The President can also be the Chief Operating Officer of the Corporation, responsible to the Board of Directors. The President shall employ all assistants and labor necessary to the Corporation’s operations, contract for their compensation, have general supervision over their work, and shall have the authority to discharge any person so employed. He shall also report to the Board of Directors annually, or more often if required to do so, setting forth the results of the operations under his charge, together with suggestions looking to the improvement and betterment of the conditions of the Corporation.

SECTION 9. Executive Vice President. The Executive Vice President, if elected or appointed, shall serve as the first and chief assistant to the President and shall perform such specific duties as may be assigned to him from time to time by the President. In the absence or disability of the President, the Executive Vice President shall perform the duties of the President, and when so acting shall, have all the powers and be subject to all the restrictions upon the President.

SECTION 10. The Vice Presidents. In the absence or disability of the President and the Executive Vice President, each Vice President, in order of his seniority (to be determined on the basis of which was first in matter of time elected as a Vice President of the Corporation) shall perform the duties of such office, as applicable, and when so acting shall have all of the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such specific duties as may be assigned to him from time to time by the President.

SECTION 11. Treasurer. The Treasurer shall: (a) Have charge and custody of, and be responsible for, all funds and securities of the Corporation; receive and give receipts for monies due and payable to the Corporation from any source whatsoever; deposit or cause to be deposited all monies in the name and to the credit of the Corporation in such banks, trust companies or other depositories as may be designated or selected by the Board of Directors; keep or cause to be kept full and accurate records and accounts of receipts and disbursements in books of the Corporation and see that said books are kept in proper form and that they correctly show the financial transactions of the Corporation; disburse or supervise the disbursement of the funds of the Corporation, as may be directed by the Board of Directors, and take or cause to be taken proper vouchers for such disbursements; (b) Prepare and furnish such reports and statements showing the financial condition of the Corporation as shall be required of him by the President or the Board of Directors, and have the primary responsibility for the preparation of financial reports to the shareholders; (c) Furnish to the Board of Directors, the President, and to such other officers as the Board of Directors may designate, at such times as may be required, an account of all his transactions as Treasurer; and (d) In general, perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or the Board of Directors. The books and papers of the Treasurer shall at all times be open to the inspection of the each member of the Board of Directors.

SECTION 12. The Secretary. The Secretary shall (a) Attend all meetings of the shareholders and keep the minutes of such meetings in one or more books provided for that purpose and attend all meetings for the Board of Directors and record the minutes of such meetings; (b) See that all notices are duly given in accordance with the provisions of the bylaws, or as required by law; (c) Be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation or a facsimile thereof is affixed to or impressed on all certificates for shares prior to the issue thereof, and all documents, the execution of which on behalf of the Corporation tender its seal, is duly authorized; (d) Sign with the President, Executive Vice President or a Vice President certificates for shares of the Corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (e) Have general charge of the stock transfer books of the Corporation and keep or cause to be kept the stock records and transfer books in such manner as to show at any time the total number of shares issued and outstanding, the name and addresses of the holders of record thereof as furnished to him by such record holders, the number of shares held by each and the time when each became holder of record; (f) See that the reports, statements, certificates and all other documents and records required by law are properly made, kept and filed; (g) Perform the duties in Section 7 of Article III of these bylaws provided; and (h) In general, perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or the Board of Directors.

SECTION 13. Assistant Treasurers. If one or more Assistant Treasurers shall be elected or appointed pursuant to the provisions of Section 3 of this Article IV, then at the request of the Treasurer, or in his absence or disability, the Assistant Treasurers shall perform all the duties of the Treasurer, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. Any such Assistant Treasurer shall perform such other duties as from time to time may be assigned to him by the Board of Directors or any superior officer.

SECTION 14. Assistant Secretary. If one or more Assistant Secretary shall be elected or appointed pursuant to the provisions of Section 3 of this Article IV, then, at the request of the Secretary, or in his absence or disability, the Assistant Secretaries shall perform the duties of the Secretary, and when so acting shall have all the powers of, and be subject to all the restrictions imposed upon, the Secretary. Any such Assistant Secretary shall perform such other duties as from time to time may be assigned to him by the Board of Directors or any superior officer.

SECTION 15. Compensation. The compensation of the officers shall be fixed from time to time by the Board of Directors; provided (a) that the Board of Directors may authorize any officer or Committee to distribute from a fund approved by the Directors additional year-end or extra wage compensation to employees, including officers, in such amounts as such authorized officer or Committee may determine, and (b) that the Board of Directors may authorize any officer or Committee upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers. No officer shall be prevented from receiving such compensation by reason of the fact that he is also a director of the Corporation.

SECTION 16. Delegation of Duties. In case of the absence or disability to act of any officer of the Corporation and of any person authorized to act in his place, the Board of Directors may, for the time being, delegate the powers and duties, or any of them, to any other officer or any director or other person whom it may select, and the President shall have the power to delegate such powers and duties subject to such action as the Board of Directors may take with respect to the same matter.”

/s/ Anthony Spier

Anthony Spier

As of November 30, 2016

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